EXHIBIT 99.1

President’s Address

As I begin to speak about Liberator I must remind you that today’s comments may contain forward-looking statements and refer those present to the language regarding forward-looking statements in our SEC reports and press releases.  In addition, any financial results disclosed for fiscal year 2013 are unaudited and subject to adjustment, pending the completion of our year-end audit, which is expected to be completed within the next forty-five days.

Last year at this time, we reported system enhancements to our customer reorder process and our electronic billing and collection processes.  During fiscal year 2013, we continued to focus on process improvements and system enhancements, including the implementation of a customized new customer intake process, which has enabled us to process new customers in a more efficient manner and improve the returns on our direct-response advertising efforts.

During fiscal year 2013, we generated double-digit sales growth over the prior year and at a reduced level of direct-response advertising spend - $9 million of advertising spend for 2013 versus $13 million spend for fiscal year 2012.

As a result of our investments in process improvements and system enhancements, we were able to more than double our operating margins and net income for fiscal year 2013 compared with fiscal year 2012 and reduce our outstanding accounts receivable by more than 15 days, generating over $13 million in operating cash flows for the year.

We paid out $4.2 million in cash dividends to our shareholders over the last three quarters.  In addition, during the fourth quarter we repurchased 265,000 shares of our common stock on the open market for $430,000.  We paid down $1.0 million on our line of credit and made a small acquisition for about $320,000 during the fourth quarter.

As of September 30, 2013, we had approximately $12.5 million of cash on hand.

For the upcoming fiscal year 2014, we will continue to drive our sales growth through our direct-response advertising campaign,

•

Invest in new technology,

•

Assess potential new acquisitions,

•

Improve our productivity,

•

Increase customer retention,

•

Expand our employee skills and infrastructure, and

•

Seek out new opportunities to increase our market share in the growing medical supply market.